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                                                                      Exhibit 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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                                                                                                     THREE MONTHS     THREE MONTHS
                                                                  YEAR ENDED SEPTEMBER 30,           ENDED DECEMBER   ENDED DECEMBER
             Fixed Charge Ratio                    1999      2000      2001       2002      2003     31, 2002         31, 2003
---------------------------------------------     --------------------------------------------------------------------------------
COMPUTATION OF EARNINGS
Pretax income before Minority interest            (12,815)   27,683   (71,596)   (16,405)   41,020       (1,553)          7,033
Plus Fixed charges                                 34,714    37,514    44,410     44,102    55,990       12,624          19,814
Plus Amortization of capitalized interest                                 153        221       265           66              68
Less capitalized interest                                      (900)   (1,100)    (1,208)     (836)        (171)           (278)
                                                  -------   -------   -------    -------   -------      -------          -------
TOTAL                                              21,899    64,297   (28,133)    26,710    96,439       10,966          26,637

COMPUTATION OF FIXED CHARGES
Interest Expense                                   19,096    15,721    14,419      6,941    11,541        2,228           5,762
Capitalized interest                                   --       900     1,100      1,208       836          171             278
Amortization of fleet origination fees                 --        --       103        123       123           21              --
Amortization of debt issuance costs                    --        --        --         --        47           --              41
Estimate of interest on rent expense               15,618    20,893    28,788     35,830    43,443       10,204          13,733
                                                  -------   -------   -------    -------   -------      -------          -------
Total fixed charges                                34,714    37,514    44,410     44,102    55,990       12,624          19,814

Ratio (fixed charges/earnings an fixed charges)
 / Deficiency                                     (12,815)     1.71   (72,543)   (17,392)     1.72       (1,658)           1.34
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